Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

WHEREAS, Kensey Nash Corporation, a Delaware corporation (the “Company”) and Joseph W. Kaufmann (the “Executive”) entered into that certain Amended and Restated Employment Agreement, entered into as of January 1, 2009 (as amended, restated, supplemented, extended or otherwise modified and in effect, the “Agreement”);

WHEREAS, the “Employment Term” (as defined in the Agreement) was previously scheduled to expire June 27, 2012;

WHEREAS, effective as of October 21, 2011, the Company and Executive mutually consented to extend the term of the Agreement, and, accordingly, the Employment Term is now scheduled to expire on June 27, 2014;

WHEREAS, the Agreement was previously amended to remove provisions with respect to excise tax gross-up payments to the Executive;

WHEREAS, the Company and Executive desire to further amend the Agreement;

WHEREAS, the Agreement may be supplemented or modified in a written document signed by both the Company and the Executive pursuant to Paragraph 19 of the Agreement;

NOW, THEREFORE, in accordance with Paragraph 19 of the Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the Agreement is hereby amended, effective as of October 21, 2011, in the following respects:

I. Paragraph 3(c) of the Agreement is hereby deleted in its entirety and replaced with the text set forth on Attachment A hereto.

II. The final paragraph of Paragraph 3(e) of the Agreement is hereby deleted in its entirety and replaced with the text set forth on Attachment B hereto.

III. Paragraph 3(h) of the Agreement is hereby deleted in its entirety and replaced with the text set forth on Attachment C hereto.

IV. The second paragraph of Paragraph 9 of the Agreement is hereby deleted in its entirety and replaced with the text set forth on Attachment D hereto.

V. Exhibit C to the Agreement is hereby amended to add or revise the definitions set forth on Attachment E hereto as provided thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the 21st day of October, 2011.

KENSEY NASH CORPORATION

By:	/s/ C. McCollister Evarts, M.D.

Its:	Chairman of the Compensation Committee

/s/ Joseph W. Kaufmann
Joseph W. Kaufmann

ATTACHMENT A

New text of Paragraph 3(c)

(c) In the event Executive’s employment is terminated by the Company without Cause prior to a Change in Control during the Employment Term, the Company shall pay to Executive on the terms described below a severance fee equal to the greater of (x) any amount of Base Salary remaining until the end of the Employment Term and a payment equal to one Estimated Bonus for each year of the Employment Term for which the Executive has not yet received such a bonus payment and to which Executive would otherwise be entitled but for such termination, or (y) twelve (12) months worth of Executive’s Base Salary and a payment equal to one Estimated Bonus. Such severance fee shall be paid (subject to the proviso below) in a lump sum cash payment within sixty (60) days following the Termination Date, subject to Executive executing, returning to the Company and not revoking a Release Agreement and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Executive’s Termination Date. Additionally, Executive shall continue to be eligible to receive those severance fringe benefits enumerated in Exhibit B hereof (the “Continuation Benefits”) (subject to Paragraph 3(i)) for up to the remainder of the Employment Term or twelve (12) months, whichever is longer following Executive’s Termination Date; provided, however, that such Continuation Benefits must constitute COBRA Continuation Coverage in order for Executive to be eligible to receive such Continuation Benefits.

In addition, subject to the terms of the applicable Incentive Plan, and notwithstanding any inconsistent provisions with respect to vesting or exercisability in any applicable Grant Agreement, upon the termination of Executive’s employment by the Company without Cause during the Employment Term, all of Executive’s Equity Awards shall immediately vest in full, and all of Executive’s Stock Options and SARs shall become and remain fully exercisable for a period of one (1) year from Executive’s Termination Date (the “Extended Exercise Period”); provided, however, that the Extended Exercise Period shall not be extended beyond the original term of the Stock Option or SAR provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s outstanding and unexercised Stock Options and SARs shall be immediately cancelled. The provisions related to Equity Awards set forth in this paragraph have been approved by, and constitute the determination of, the Committee (as defined in the applicable Incentive Plan) for all purposes of such plan.

ATTACHMENT B

New text of the final paragraph of Paragraph 3(e)

In addition, subject to the terms of the applicable Incentive Plan, and notwithstanding any inconsistent provisions with respect to vesting or exercisability in any applicable Grant Agreement, upon a Change in Control that occurs during the Employment Term, all of Executive’s Equity Awards shall immediately vest, and Executive’s Stock Options and SARs shall become fully exercisable. Upon or following a Change in Control, subject to the terms of the applicable Incentive Plan, and notwithstanding any inconsistent provisions with respect to vesting or exercisability in any applicable Grant Agreement, in the event of Executive’s termination without Cause or Executive’s resignation for Good Reason during the Employment Term, Executive’s Stock Options and SARs shall remain exercisable for the Extended Exercise Period; provided, however, that the Extended Exercise Period shall not be extended beyond the original term of the Stock Option or SAR provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s outstanding and unexercised Stock Options and SARs shall be immediately cancelled. The provisions related to Equity Awards set forth in this paragraph have been approved by, and constitute the determination of, the Committee (as defined in the applicable Incentive Plan) for all purposes of such plan.

ATTACHMENT C

New text of Paragraph 3(h)

(h) In the event Executive’s employment is terminated by Executive due to Executive’s Retirement during the Employment Term, subject to the terms of the applicable Incentive Plan, and notwithstanding any inconsistent provisions with respect to exercisability in any applicable Grant Agreement, Executive’s Stock Options and SARs that are vested and exercisable as of the Termination Date shall remain exercisable for the Extended Exercise Period; provided, however, that the Extended Exercise Period shall not be extended beyond the original term of the Stock Option or SAR provided for in the applicable Grant Agreement or Incentive Plan. Upon the expiration of the Extended Exercise Period, all of Executive’s remaining outstanding and unexercised Stock Options and SARs shall be immediately cancelled. The provisions related to Equity Awards set forth in this paragraph have been approved by, and constitute the determination of, the Committee (as defined in the applicable Incentive Plan) for all purposes of such plan.

ATTACHMENT D

New text of the second paragraph of Paragraph 9

If at any time prior to the end of the Restricted Period, the Company determines that Executive is engaging in Competition, the Company shall have the right to immediately terminate further payments and benefits hereunder, and Executive shall reimburse the Company for the gross amount of any severance benefits previously paid pursuant to Paragraph 3 of this Agreement. In addition, upon any such breach, Executive shall pay to the Company an amount equal to the aggregate “spread” on all Stock Options and SARs exercised on or after the Termination Date (for this purpose “spread” in respect of any Stock Option or SAR shall mean the product of the number of shares as to which such Stock Option or SAR has been exercised on or after the Termination Date multiplied by the difference between the closing price of the Company’s common stock on the exercise date (or if such common stock did not trade on the NASDAQ Global Select Market (or the then current primary securities exchange or trading market for the Company’s common stock, if not the NASDAQ Global Select Market) on the exercise date, the most recent date on which such common stock did so trade) and the option price of the Stock Option or the strike price of the SAR.

ATTACHMENT E

Exhibit C modifications

I. The following definition shall be restated to read in its entirety as follows:

“Grant Agreement” means an agreement between Executive and the Company that grants Executive a Stock Option, SAR, Restricted Stock or other equity award under an Incentive Plan.

II. The following definitions shall be added to Exhibit C in their appropriate alphabetical order among all the definitions therein:

“Equity Award” means any Stock Option, SAR, Restricted Stock or other equity award granted to Executive under an Incentive Plan.

“SAR” means a stock appreciation right granted under an Incentive Plan to Executive.